Exhibit 99.1

For Immediate Release	Contact:	Lauren Day
November 7, 2012		(973) 802-8026

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES THIRD QUARTER 2012 RESULTS

•	After-tax adjusted operating income for the Financial Services Businesses of $722 million, or $1.53 per Common share, compared to 84 cents per Common share for year-ago quarter.

•	Significant items included in current quarter adjusted operating income:

•

Pre-tax net charge of $48 million in Individual Annuities to strengthen reserves for guaranteed death and income benefits, net of reduced amortization of deferred policy acquisition and other costs, including impact of annual review of actuarial assumptions.

•	Pre-tax charges totaling $42 million in Retirement, including writeoff of intangible assets related to an acquired business and impact of annual review of actuarial assumptions.

•	Pre-tax charge of $27 million in Individual Life, and pre-tax benefit of $7 million in Group Insurance, reflecting annual review of actuarial assumptions.

•	Pre-tax benefit of $20 million in International Insurance’s Life Planner operations, reflecting annual review of actuarial assumptions.

•	Pre-tax benefit of $60 million in International Insurance’s Gibraltar Life operation from the partial sale of an investment, through a consortium, in China Pacific Group.

•

Pre-tax charge of $34 million in International Insurance’s Gibraltar Life operation for integration costs relating to the acquisition of AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company.

•

Pre-tax charges totaling $94 million in Corporate and Other operations, reflecting impact of annual review of actuarial assumptions on retained obligations relating to certain pre-demutualization policyholders and writeoff of issuance costs on debt securities redeemed prior to maturity.

•	Net loss of Financial Services Businesses attributable to Prudential Financial, Inc. of $661 million, or $1.41 per Common share.

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•

The net loss reflected pre-tax losses of $684 million from changes in value of product embedded derivatives and derivatives used to hedge associated product risks, as well as mark to market of derivatives under a capital hedge program. The net loss also reflects pre-tax charges of $521 million from net changes in value relating to foreign currency exchange rates and changes in market value of derivatives primarily resulting from changes in value of the Japanese yen in relation to other currencies. These currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss. In addition, the net loss reflects a pre-tax loss of $685 million from divested businesses, primarily related to long-term care insurance.

•	Other financial highlights:

•

GAAP book value for Financial Services Businesses, $37.1 billion or $79.51 per Common share at September 30, 2012, compared to $32.8 billion or $69.07 per Common share at December 31, 2011. Book value per Common share excluding total accumulated other comprehensive income, $59.35 at September 30, 2012 compared to $58.02 at December 31, 2011.

•

Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses of $17.8 billion at September 30, 2012 compared to $10.5 billion at December 31, 2011; gross unrealized losses of $2.4 billion at September 30, 2012, compared to $4.3 billion at December 31, 2011.

•

During the third quarter, the Company acquired 2.7 million shares of its Common Stock under its current share repurchase authorization at a total cost of $150 million, for an average price of $55.77 per share. From the commencement of share repurchases in July 2011 through September 30, 2012, the Company has acquired 31.3 million shares of its Common Stock under its share repurchase authorizations at a total cost of $1.65 billion, for an average price of $52.72 per share.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported after-tax adjusted operating income for its Financial Services Businesses of $722 million ($1.53 per Common share) for the third quarter of 2012, compared to $406 million (84 cents per Common share) for the year-ago quarter. The net loss for the Financial Services Businesses attributable to Prudential Financial, Inc. was $661 million ($1.41 per Common share) for the third quarter of 2012, compared to net income of $1.562 billion ($3.18 per Common share) for the year-ago quarter. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

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For the first nine months of 2012, after-tax adjusted operating income for the Financial Services Businesses amounted to $2.079 billion ($4.41 per Common share) compared to $1.969 billion ($4.02 per Common share) for the first nine months of 2011. Net income for the Financial Services Businesses attributed to Prudential Financial, Inc. for the first nine months of 2012 amounted to $554 million ($1.21 per Common share) compared to $2.880 billion ($5.85 per Common share) for the first nine months of 2011.

The Company acquired AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company on February 1, 2011. Results of the Financial Services Businesses include the results of these businesses from the date of acquisition.

As a result of the Company’s decision to discontinue sales of long-term care policies, for which results were formerly reported within the Group Insurance segment, results from long-term care insurance have been classified as divested businesses and excluded from adjusted operating income for all periods presented.

“Our current quarter results benefited from solid performance across our businesses. In our U.S. businesses, solid sales and net flows are driving organic growth of quality business virtually across the board. Our recently announced agreement to acquire The Hartford’s individual life insurance business, together with two major ground breaking pension risk transfer transactions, will complement our organic growth, enhancing our leadership positions in attractive markets and contributing toward achievement of our longer term objectives. Our international insurance business continues to perform well, building on success in serving protection and retirement needs through multiple distribution channels,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

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Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $504 million for the third quarter of 2012, compared to $42 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $207 million in the current quarter, compared to a loss of $192 million in the year-ago quarter. Current quarter results include a net charge of $48 million to reflect an updated estimate of profitability for this business including updates of economic and other actuarial assumptions based on an annual review and refinements which resulted in a $106 million charge, and the impact of favorable current quarter market performance on customer accounts relative to our assumptions which resulted in a $58 million benefit. Results for the year-ago quarter included a net charge of $421 million to reflect an update of estimated profitability, primarily driven by the impact of unfavorable market performance on customer account values relative to our assumptions while also including updates of actuarial assumptions based on an annual review. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $26 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in variable annuity account values.

The Retirement segment reported adjusted operating income of $110 million for the current quarter, compared to $111 million in the year-ago quarter. Current quarter results include a $29 million charge to write off intangible assets relating to an acquired business, and a $13 million charge from a net increase in amortization of deferred policy acquisition and other costs primarily reflecting an annual review of actuarial assumptions. Results for the year-ago quarter included a $24 million charge based on an annual review. Excluding these items, adjusted operating income

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of the Retirement segment increased $17 million from the year-ago quarter, as a greater contribution from investment results and higher fees associated with growth in retirement account values were partly offset by less favorable case experience on traditional retirement business in the current quarter.

The Asset Management segment reported adjusted operating income of $187 million for the current quarter, compared to $123 million in the year-ago quarter. The increase reflects an approximately $55 million greater contribution from results of the segment’s incentive, transaction, strategic investing and commercial mortgage activities, driven primarily by increases in value of fixed income and real estate funds. The remainder of the increase in segment results came primarily from higher asset management fees reflecting growth in assets under management, net of expenses.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $147 million for the third quarter of 2012, compared to $156 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $112 million for the current quarter, compared to $111 million in the year-ago quarter. Current quarter results include a charge of $27 million from a net increase in amortization of deferred policy acquisition and other costs reflecting updates of actuarial assumptions based on an annual review, while results for the year-ago quarter included a $27 million benefit from updates based on an annual review. Excluding these items, adjusted operating income increased $55 million from the year-ago quarter. Current quarter results benefited from improved mortality experience in comparison to the year-ago quarter. In addition, results for the year-ago quarter included a net negative impact of approximately $15 million from adjustments of amortization of deferred policy acquisition and other costs as a result of separate account performance less favorable than our assumptions.

The Group Insurance segment reported adjusted operating income of $35 million in the current quarter, compared to $45 million in the year-ago quarter. Current quarter results benefited $7 million from refinements of group life and disability reserves reflecting updates of actuarial assumptions based on an annual review, while results for the year-ago quarter included a net benefit from similar reserve refinements totaling $22 million. Excluding these items, adjusted operating

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income increased $5 million from the year-ago quarter, reflecting a greater contribution from investment results partly offset by less favorable group life claims experience.

The International Insurance segment reported adjusted operating income of $783 million for the third quarter of 2012, compared to $660 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner insurance operations was $393 million for the current quarter, compared to $331 million in the year-ago quarter. Current quarter results benefited $20 million from refinements of reserves and related items reflecting updates of actuarial assumptions based on an annual review. Excluding this item, adjusted operating income increased $42 million from the year-ago quarter. The increase reflected continued business growth and a favorable impact of $14 million in comparison to the year-ago quarter from foreign currency exchange rates including the impact of the Company’s currency hedging programs.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $390 million for the current quarter, compared to $329 million in the year-ago quarter. Current quarter results include a benefit of $60 million from the partial sale of an investment, through a consortium, in China Pacific Group. In addition, results for the current quarter reflect absorption of $34 million of integration costs related to the Star and Edison businesses acquired on February 1, 2011. Results for the year-ago quarter include a benefit of $84 million from a partial sale of the investment in China Pacific Group and charges of $43 million for integration costs related to the acquisition. Excluding these items, adjusted operating income increased $76 million from the year-ago quarter. This increase reflected continued business growth, and approximately $40 million of cost savings resulting from business integration synergies compared to approximately $5 million in the year-ago quarter. Current quarter results also benefited $13 million in comparison to the year-ago quarter from foreign currency exchange rates including the impact of the Company’s currency hedging programs.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $452 million in the third quarter of 2012, compared to a loss of $349 million in the year-ago quarter. Current quarter results include a charge of $78 million to strengthen reserves for

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obligations relating to certain pre-demutualization policyholders, reflecting the impact of an annual review of actuarial assumptions, and a charge of $16 million to write off bond issuance costs on debt securities redeemed prior to maturity. Results for the year-ago quarter included a charge of $99 million to increase reserves for estimated claims based on use of new Social Security Master Death File criteria to identify deceased policy and contract holders, and a charge of $20 million for a contribution to be made to an insurance industry solvency fund. Excluding these items, the loss from Corporate and Other operations increased $128 million, from $230 million in the year-ago quarter to $358 million in the current quarter. This increase was primarily driven by higher expenses and by higher interest expense, net of investment income, reflecting a greater level of capital debt in the current quarter.

Assets under management amounted to $1.005 trillion at September 30, 2012, compared to $901 billion at December 31, 2011, and $871 billion at September 30, 2011.

The net loss of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $661 million for the third quarter of 2012, compared to net income of $1.562 billion in the year-ago quarter.

The current quarter net loss includes $1.303 billion of pre-tax net realized investment losses and related charges and adjustments. Net realized investment losses for the current quarter include net losses of $684 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products as well as mark to market of derivatives under a capital hedge program. These losses were largely driven by updates of actuarial assumptions based on an annual review. The foregoing current quarter net loss also includes pre-tax losses of $521 million representing net changes in value relating to foreign currency exchange rates and changes in market value of derivatives primarily resulting from changes in value of the Japanese yen in relation to other currencies. These currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss. Net realized investment losses also reflect losses from impairments and sales of credit-impaired investments amounting to $107 million.

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At September 30, 2012, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $2.385 billion, including $1.750 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses include $520 million related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at September 30, 2012 include $1.334 billion of declines in value of 20% or more of amortized cost. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $4.256 billion at December 31, 2011. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $17.800 billion at September 30, 2012, compared to $10.493 billion at December 31, 2011.

The net loss for the current quarter also reflects pre-tax losses of $685 million from divested businesses, including a $698 million charge related to long term care insurance to reflect updates of actuarial assumptions based on our annual review.

In addition, the net loss for the current quarter reflects pre-tax increases of $264 million in recorded asset values and $254 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments.

Net income of the Financial Services Businesses for the year-ago quarter included $1.817 billion of pre-tax net realized investment gains and related charges and adjustments, and increases of $10 million in recorded assets and decreases of $68 million in recorded liabilities for which changes in value are expected to ultimately accrue to contractholders, in each case before income taxes. Net income for the year-ago quarter also included $43 million of pre-tax income from divested businesses.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

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The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $69 million for the third quarter of 2012, compared to $46 million for the year-ago quarter.

The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $43 million for the third quarter of 2012, compared to $32 million for the year-ago quarter.

For the first nine months of 2012, the Closed Block Business reported income from continuing operations before income taxes of $97 million, compared to $91 million for the first nine months of 2011. The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $59 million for the first nine months of 2012, compared to $64 million for the first nine months of 2011.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported a net loss attributable to Prudential Financial, Inc. of $618 million for the third quarter of 2012 compared to net income of $1.594 billion for the year-ago quarter, and reported net income attributable to Prudential Financial, Inc. of $613 million for the first nine months of 2012 and $2.944 billion for the first nine months of 2011.

Share Repurchases

During the third quarter of 2012, the Company acquired 2.7 million shares of its Common Stock at a total cost of $150 million, for an average price of $55.77 per share. These repurchases were under an authorization in June 2012 by Prudential’s Board of Directors to repurchase at

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management’s discretion up to $1.0 billion of the Company’s outstanding Common Stock through June 2013. From the commencement of repurchases in July 2011, through September 30, 2012, the Company acquired 31.3 million shares of its Common Stock at a total cost of $1.65 billion, for an average price of $52.72 per share.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in our

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financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions, including risks associated with the acquisition of certain insurance operations in Japan; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends

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largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

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The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2011, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, November 8, 2012 at 11 a.m. ET, to discuss with the investment community the Company’s third quarter results and to comment on the Company’s financial outlook for 2013 and beyond. The conference call will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 23. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on November 8, through November 15, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 225939.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $1.005 trillion of assets under management as of September 30, 2012, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$8,263	$5,332	$20,938	$15,492
Policy charges and fee income	1,251	979	3,414	2,999
Net investment income	2,631	2,508	7,657	7,281
Asset management fees, commissions and other income	1,107	952	2,985	3,026

Total revenues	13,252	9,771	34,994	28,798

Benefits and expenses:
Insurance and annuity benefits	8,229	5,340	20,117	14,973
Interest credited to policyholders’ account balances	941	1,040	2,860	2,803
Interest expense	311	296	930	864
Other expenses	2,789	2,586	8,279	7,516

Total benefits and expenses	12,270	9,262	32,186	26,156

Adjusted operating income before income taxes	982	509	2,808	2,642
Income taxes, applicable to adjusted operating income	260	103	729	673

Financial Services Businesses after-tax adjusted operating income (1)	722	406	2,079	1,969

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1,303)	1,817	(1,111)	1,443
Investment gains on trading account assets supporting insurance liabilities, net	264	10	502	170
Change in experience-rated contractholder liabilities due to asset value changes	(254)	68	(446)	(76)
Divested businesses	(685)	43	(657)	49
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(40)	(87)	(27)	(201)

Total reconciling items, before income taxes	(2,018)	1,851	(1,739)	1,385
Income taxes, not applicable to adjusted operating income	(616)	743	(193)	612

Total reconciling items, after income taxes	(1,402)	1,108	(1,546)	773

Income (loss) from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	(680)	1,514	533	2,742
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	20	57	7	117

Income (loss) from continuing operations attributable to Prudential Financial, Inc.	(660)	1,571	540	2,859
Earnings attributable to noncontrolling interests	25	10	51	64

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	(635)	1,581	591	2,923
Income (loss) from discontinued operations, net of taxes	(1)	(9)	14	21

Net income (loss) of Financial Services Businesses	(636)	1,572	605	2,944
Less: Income attributable to noncontrolling interests	25	10	51	64

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$(661)	$1,562	$554	$2,880

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Earnings per share of Common Stock (diluted) (2) (3) (4):
Financial Services Businesses after-tax adjusted operating income	$1.53	$0.84	$4.41	$4.02
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(2.76)	3.71	(2.34)	2.93
Investment gains on trading account assets supporting insurance liabilities, net	0.56	0.02	1.06	0.35
Change in experience-rated contractholder liabilities due to asset value changes	(0.54)	0.14	(0.94)	(0.15)
Divested businesses	(1.45)	0.09	(1.39)	0.10
Difference in earnings allocated to participating unvested share-based payment awards	0.01	(0.03)	0.03	(0.02)

Total reconciling items, before income taxes	(4.18)	3.93	(3.58)	3.21
Income taxes, not applicable to adjusted operating income	(1.24)	1.58	(0.35)	1.43

Total reconciling items, after income taxes	(2.94)	2.35	(3.23)	1.78

Income (loss) from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	(1.41)	3.19	1.18	5.80
Income (loss) from discontinued operations, net of taxes	—	(0.01)	0.03	0.05

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$(1.41)	$3.18	$1.21	$5.85

Weighted average number of outstanding Common shares (basic)	464.4	481.2	466.6	484.0

Weighted average number of outstanding Common shares (diluted) (4)	471.8	489.3	474.3	492.7

Direct equity adjustment for earnings per share calculation (2)	$4	$8	$20	$25
Earnings related to interest, net of tax, on exchangeable surplus notes (4)	$4	$4	$13	$13
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$7	$6	$21	$27
Income from continuing operations (after-tax) of Financial Services Businesses	$—	$20	$6	$38
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$37,131	$32,901
Per share of Common Stock - diluted	79.51	68.77
Attributed equity excluding accumulated other comprehensive income	$27,715	$27,916
Per share of Common Stock - diluted	59.35	58.35
Number of diluted shares at end of period	467.0	478.4

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$207	$(192)	$735	$289
Retirement	110	111	413	454
Asset Management	187	123	356	504

Total U.S. Retirement Solutions and Investment Management Division	504	42	1,504	1,247

Individual Life	112	111	285	344
Group Insurance	35	45	28	121

Total U.S. Individual Life and Group Insurance Division	147	156	313	465

International Insurance	783	660	2,070	1,788

Total International Insurance Division	783	660	2,070	1,788

Corporate and Other operations	(452)	(349)	(1,079)	(858)

Financial Services Businesses adjusted operating income before income taxes	982	509	2,808	2,642

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1,303)	1,817	(1,111)	1,443
Investment gains on trading account assets supporting insurance liabilities, net	264	10	502	170
Change in experience-rated contractholder liabilities due to asset value changes	(254)	68	(446)	(76)
Divested businesses	(685)	43	(657)	49
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(40)	(87)	(27)	(201)

Total reconciling items, before income taxes	(2,018)	1,851	(1,739)	1,385

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$(1,036)	$2,360	$1,069	$4,027

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
U.S. Retirement Solutions and Investment Management Division:
Fixed and Variable Annuity Sales and Account Values:
Gross sales	$5,926	$4,487	$16,243	$15,871

Net sales	$4,312	$2,818	$11,250	$10,209

Total account value at end of period	$132,705	$106,689

Retirement Segment:
Full Service:
Deposits and sales	$3,478	$3,966	$12,487	$12,942

Net withdrawals	$(585)	$(160)	$(2,350)	$(325)

Total account value at end of period	$146,934	$134,198

Institutional Investment Products:
Gross additions	$2,957	$5,571	$15,813	$16,948

Net additions	$1,418	$4,070	$9,904	$12,882

Total account value at end of period	$104,646	$80,513

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$300.2	$258.8
Retail customers	132.3	110.1
General account	237.7	230.5

Total Investment Management and Advisory Services	$670.2	$599.4

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$12.4	$10.6	$37.2	$33.8

Net additions, other than money market	$3.4	$2.1	$8.8	$13.0

Retail Assets Under Management (in billions):
Gross additions, other than money market	$6.8	$6.2	$24.5	$17.3

Net additions, other than money market	$1.7	$0.5	$8.7	$2.3

U.S. Individual Life and Group Insurance Division:
Individual Life Insurance Annualized New Business Premiums (5):
Variable life	$4	$8	$13	$21
Universal life	52	21	128	66
Term life	42	41	127	116

Total	$98	$70	$268	$203

Group Insurance Annualized New Business Premiums (5):
Group life	$18	$23	$253	$437
Group disability	28	17	128	129

Total	$46	$40	$381	$566

International Insurance Division:
International Insurance Annualized New Business Premiums (5) (6):
Actual exchange rate basis	$954	$861	$2,981	$2,343

Constant exchange rate basis	$900	$810	$2,846	$2,241

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Closed Block Business Data:
Income Statement Data:
Revenues	$1,504	$1,695	$4,657	$5,046
Benefits and expenses	1,435	1,649	4,560	4,955

Income from continuing operations before income taxes	69	46	97	91

Income taxes	25	14	36	27

Closed Block Business income from continuing operations	44	32	61	64
Income (loss) from discontinued operations, net of taxes	(1)	—	(2)	—

Closed Block Business net income	43	32	59	64
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income attributable to Prudential Financial, Inc.	$43	$32	$59	$64
Direct equity adjustment for earnings per share calculation (2)	(4)	(8)	(20)	(25)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income	$39	$24	$39	$39
Income from continuing operations per share of Class B Stock	$20.00	$12.00	$20.50	$19.50
Income (loss) from discontinued operations, net of taxes per share of Class B Stock	(0.50)	—	(1.00)	—

Net income per share of Class B Stock	$19.50	$12.00	$19.50	$19.50
Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,544	$1,358
Per Share of Class B Stock	772.00	679.00
Attributed equity excluding accumulated other comprehensive income	$1,310	$1,204
Per Share of Class B Stock	655.00	602.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	13,144	14,931	38,903	37,345
Benefits and expenses	14,111	12,525	37,737	33,227

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	(967)	2,406	1,166	4,118
Income tax expense (benefit)	(331)	860	572	1,312

Income (loss) from continuing operations before equity in earnings of operating joint ventures	(636)	1,546	594	2,806
Equity in earnings of operating joint ventures, net of taxes	45	67	58	181

Income (loss) from continuing operations	(591)	1,613	652	2,987
Income (loss) from discontinued operations, net of taxes	(2)	(9)	12	21

Consolidated net income (loss)	(593)	1,604	664	3,008
Less: Income attributable to noncontrolling interests	25	10	51	64

Net income (loss) attributable to Prudential Financial, Inc.	(618)	1,594	613	2,944

Net income (loss) attributable to Prudential Financial, Inc.:
Financial Services Businesses	(661)	1,562	554	2,880
Closed Block Business	43	32	59	64

Consolidated net income (loss) attributable to Prudential Financial, Inc.	(618)	1,594	613	2,944

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$671.7	$607.3
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and
Advisory Services	$670.2	$599.4
Non-proprietary assets under management	193.0	136.1

Total managed by U.S. Retirement Solutions and Investment Management Division	863.2	735.5
Managed by U.S. Individual Life and Group Insurance Division	13.7	13.6
Managed by International Insurance Division	128.0	122.2

Total assets under management	1,004.9	871.3
Client assets under administration	88.4	82.6

Total assets under management and administration	$1,093.3	$953.9

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Diluted share count used in the diluted earnings per share calculation for GAAP measures is equal to weighted average basic common shares for the three months ended September 30, 2012 as all potential common shares are anti-dilutive due to the loss from continuing operations available to holders of common stock after direct equity adjustment.

(4)	In calculating diluted earnings per share under the if-converted method, the potential shares that would be issued related to the exchangeable surplus notes assuming a hypothetical exchange, weighted for the period the notes are outstanding, is added to the denominator, and interest expense, net of tax, is added to the numerator, if the overall effect is dilutive. For the nine months ended September 30, 2012, the hypothetical impact of these shares was antidilutive and therefore excluded from the diluted earnings per share calculation for GAAP measures. The weighted average number of outstanding common shares used in the diluted earnings per share calculation for the nine months ended September 30, 2012 for GAAP measures is 469.2 million.

(5)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(6)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 85 per U.S. dollar; Korean won 1180 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.